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                                                                  NEWS RELEASE


Contact: Paul S. Feeley                                 For Release: Immediately
         Senior Vice President, Treasurer &
         Chief Financial Officer
         (617) 628-4000

                       CENTRAL BANCORP REPORTS FISCAL YEAR
                           AND FOURTH QUARTER EARNINGS

      SOMERVILLE, MASSACHUSETTS, June 05, 2007 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) today reported that its net income for the year ended March 31, 2007 was $1.02 million, or $0.70 per diluted share, compared to net income of $2.64 million, or $1.84 per diluted share, for the prior fiscal year. For the quarters ended March 31, 2007 and March 31, 2006, net income was $42,000, or $0.03 per diluted share, and $518,000, or $0.36 per diluted share, respectively.

      The decrease in net income for the year ended March 31, 2007 compared to the corresponding 2006 period primarily resulted from a $1.87 million decrease in net interest and dividend income, a $109,000 decrease in gains on sale of loans, a $56,000 decrease in other non-interest income, and a $673,000 increase in non-interest expenses. Partially offsetting these items was a $162,000 increase in net gain on sales of investment securities.

      The continuing flat to inverted yield curve, as well as strong local competition for the products and services the Company offers, continued to adversely affect net interest and dividend income. The net interest rate spread and the net interest margin declined from 2.72% and 3.11%, respectively, for the year ended March 31, 2006 to 2.21% and 2.68%, respectively, for the 2007 comparable period. While the cost of funds increased by 72 basis points, the yield on interest-earning assets increased by only 21 basis points. Interest-bearing liabilities continued to re-price upward faster than interest-earning assets, primarily due to the combined effect of the continuing flat to inverted yield curve, an increase in short-term interest rates over the comparable period last year and continued strong competition for both deposits and loans in the Company's market area.

                                   (continued)

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Central Bancorp, Inc.
Page 2 of 4

      The increase in non-interest expenses for the year ended March 31, 2007 was primarily attributable to normal increases in salary and benefit expenses, increased occupancy and equipment expenses, partially attributable to the new branch and operations center in Medford, and higher professional service costs, mostly for audit and legal services related to the previously announced ESOP stock purchase and trust preferred issuance.

      These expenses were partially offset by lower marketing expenses and the absence of $283,000 in non-recurring restructuring costs incurred during fiscal 2006. The provisions for loan losses were $80,000 and $100,000, respectively, for the years ended March 31, 2007 and March 31, 2006. Lower pre-tax income caused income tax expense for the year ended March 31, 2007 to decrease $901,000 from the corresponding 2006 period.

      The lower net income for the March 31, 2007 quarter compared to the same year-earlier quarter primarily resulted from a $497,000 decrease in net interest and dividend income and a $350,000 increase in non-interest expenses. The increase in non-interest expenses was primarily caused by normal salary increases and benefit expenses, increased occupancy and equipment expenses, impacted by the new branch and operations center in Medford, as well as severance expenses incurred and higher professional service costs, mostly for specialized training, legal and audit services, partially off set by lower marketing and data processing costs. Partially offsetting these items was a $109,000 increase in the net gain on sales of investment securities. The $265,000 decrease in the provision for income taxes was primarily due to lower pre-tax income as well as successful tax strategies that had a positive impact on the quarter. Decreases occurred in net interest rate spread and net interest margin from 2.48% and 2.88%, respectively, for the 2006 quarter to 1.96% and 2.43%, respectively, for the 2007 quarter. While the yield on interest-earning assets rose by 17 basis points, the cost of funds increased by 69 basis points.

      Total assets were $566.1 million at March 31, 2007 and $547.3 million at March 31, 2006. During the fiscal year ended March 31, 2007, investment securities available for sale

                                   (continued)

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Central Bancorp, Inc.
Page 3 of 4

decreased by $32.4 million as the result of maturities, sales and pay-downs of investments and the mandatory redemption of a portion of our investment in FHLB stock. During this same period, loans increased by $45.2 million to $460.5 million due to the Company's continuing focus on originating commercial real estate and construction loans, as well as the purchase of $14.2 million of newly originated residential real estate loans.

      Deposits declined $4.8 million, primarily due to the temporary discontinuance of the advertising of premium rates on certificates of deposit during the 2007 period and the decision to instead utilize FHLB advances to fund loan growth. As a result, borrowings increased by $19.7 million to $125.7 million during the year ended March 31, 2007.

      Due to the high priority given to monitoring asset quality, Senior Management is involved in the early detection and resolution of any potentially problem loans. At March 31, 2007, non-performing loans totaled $330,000 as compared to $1.2 million at the same date in 2006.

      Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full service banking offices, a limited service high school branch in suburban Boston and a stand alone 24-hour automated teller machine in Somerville.

                           (See accompanying tables.)

      This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.


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Central Bancorp, Inc.
Page 4 of 4


                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                Quarter Ended             Year Ended
                                                   March 31,               March 31,
                                            --------------------------------------------
                                             2007          2006      2007          2006
                                            --------------------------------------------
                                                 (Unaudited)            (Unaudited)
Net interest and dividend income            $3,369     $3,866       $14,449      $16,317
Provision for loan losses                       30         --            80          100
Net gain on sales and write-downs
  of investment securities                     222        113           581          419
Gain on sale of loans                           40         25            99          208
Other non-interest income                      324        312         1,314         1,370
Non-interest expenses                        3,912     (3,562)      (14,856)      (14,183)
                                            ------     ------       -------       -------
  Income before taxes                           13        754         1,507         4,031
Provision for income taxes                     (29)       236           487         1,388
                                            ------     ------       -------       -------
  Net income                                $   42     $  518       $ 1,020      $  2,643
                                            ------     ------       -------       -------
Earnings per share:
  Basic                                     $  .03     $  .36       $   .72      $   1.85
                                            ------     ------       -------       -------
  Diluted                                   $  .03     $  .36       $   .70      $   1.84
                                            ------     ------       -------       -------
Weighted average number of
  shares outstanding:
  Basic                                      1,391      1,435         1,419         1,429
                                            ------     ------       -------       -------
  Diluted                                    1,404      1,444         1,452         1,438
                                            ------     ------       -------       -------
Outstanding shares, end of period            1,640      1,590         1,640         1,590
                                            ------     ------       -------       -------




                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                March 31,          March 31,
                                                  2007               2006
                                                ---------          ---------
                                                       (Unaudited)
Total assets                                    $566,140           $547,275
Investment securities available                   74,705            107,071
Total loans (1)                                  460,542            415,363
Allowance for loan losses                          3,881              3,788
Deposits                                         388,573            393,413
Borrowings                                       125,712            106,032
Subordinated debenture                            11,341              5,258
Stockholders' equity                              37,702             39,189
Book value per share                               22.99              24.64
Equity to assets                                    6.66%              7.16%
Non-performing assets to total assets               0.06               0.22


(1) Includes loans held for sale of $575 and $45 at March 31, 2007 and March 31, 2006, respectively.



                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  Quarter Ended             Year Ended
                                     March 31,               March 31,
                                --------------------------------------------
                                 2007         2006       2007          2006
                                --------------------------------------------
                                    (Unaudited)             (Unaudited)
Return on average assets          0.03 %      0.38 %     0.18 %        0.49 %
Return on average equity          0.43        5.29       2.59          6.78
Interest rate spread              1.96        2.48       2.21          2.72
Net interest margin               2.43        2.88       2.68          3.11
